Exhibit 10.1

March 3, 2016

Kathleen A. Browne

80 Georgian Ct.

Rochester, NY 14610

Dear Kathy:

In connection with the change in your position as Chief Financial Officer of Torvec, Inc. to a full time role your annual compensation will be modified as follows:

Effective March 1, 2016	$150,000
Effective June 1, 2016	$200,000

Your employment continues at the convenience of the Company and your roles and responsibilities can be changed from time to time as deemed necessary by management. You will be eligible to participate in all of the Company’s benefit programs. In the event that Torvec terminates your employment status without cause, or removes you as the company’s Chief Financial Officer, or there is a change in control of the company, you will receive 6 months’ pay as severance.

Please review and sign this offer letter as confirmation of your acceptance of the terms of your employment and return to my attention.

Sincerely,

/s/ Richard A. Kaplan

Richard A. Kaplan

Chief Executive Officer

Torvec, Inc.

Accepted: /s/ Kathleen A. Browne

Date: March 3, 2016